Exhibit 99.1

VERMILLION REPORTS FINANCIAL RESULTS

FOR THE SECOND QUARTER 2010

AUSTIN, Texas, August 12, 2010 – Vermillion, Inc. (VRML), a molecular diagnostics company, today reported financial results for the second quarter ended June 30, 2010.

Revenues for the second quarter of 2010 were $344,000 compared to none for the second quarter of 2009 and $73,000 for the first quarter of 2010. Revenues for the second quarter of 2010 included $45,000 from product sales of OVA1™ and $299,000 of license revenue related to the Company’s achievement of certain milestones under the Strategic Alliance Agreement with Quest Diagnostics. As of June 30, 2010, the Company’s cash and short-term investments totaled $29.0 million.

“In the first six months of the year, Vermillion has accomplished a number of significant milestones. The Company emerged from bankruptcy, launched OVA1™, obtained a favorable coverage decision from Medicare and became current with its past-due filings with the Securities and Exchange Commission, which supported the relisting on The NASDAQ Global Market on July 6th,” said Gail S. Page, CEO and Chairperson of the Board of Directors of Vermillion. “We are very pleased with the launch of OVA1™, estimating that 1,247 tests were performed through the second quarter. Substantial investments are being made in order to build our sales and marketing infrastructure, which we believe will further accelerate market adoption in the second half of 2010. Additionally, we continue to invest in our pipeline as well as explore other avenues for revenue growth, including in-licensing and co-marketing opportunities.”

Total operating expenses increased in the second quarter of 2010 to $4.1 million from $1.0 million in the same period last year. Operating expenses increased to $7.2 million for the first six months of 2010, compared to $3.2 million in the same period in the previous year. These increases were primarily due to the Company’s emergence from Chapter 11 and its related cash and equity payments, investments in sales and marketing to establish the adoption of, and reimbursement for, OVA1™, as well as significant efforts to bring current all periodic reports required by the Securities and Exchange Act of 1934.

The Company’s net loss for the second quarter of 2010 was $698,000, compared to $1.8 million for the same period in 2009. Net loss for the second quarter of 2010 included non-cash expenses of approximately $371,000 in stock compensation expense, $828,000 related to the Debtor’s Incentive Plan and $3.5 million in gains resulting from the exercise and fair value revaluation of warrants. Basic and diluted net loss per share for the second quarter of 2010 was $0.07 per share based on 10.3 million weighted average shares outstanding, compared to a basic and diluted net loss of $0.28 per share based on 6.4 million weighted average shares outstanding for the same period in 2009.

For the six months ended June 30, 2010, the Company reported a net loss of $12.3 million or $1.20 per share, on a basic and diluted basis. This compares with a net loss of $4.6 million or $0.72 per share on a basic and diluted basis, for the same six-month period in 2009. Net loss for the six months ended June 30, 2010 included approximately $3.4 million in non-cash gains resulting from the exercise and fair value revaluation of warrants and $8.5 million in reorganization items. Weighted average shares outstanding were 10.2 million and 6.4 million for the six months ended June 30, 2010 and 2009, respectively.

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Additional information about Vermillion can be found on the Web at www.vermillion.com.

About OVA1™

OVA1™ is a qualitative serum test that combines the results of five immunoassays into a single numerical score. It is indicated for women who meet the following criteria: over age 18, ovarian adnexal mass present for which surgery is planned, and not yet referred to an oncologist. The test utilizes five well-established biomarkers - Transthyretin (TT or prealbumin), Apolipoprotein A-1 (Apo A-1), beta 2-Microglobulin (beta 2M), Transferrin (Tfr) and Cancer Antigen 125 (CA 125 II) - and a proprietary FDA-cleared software device to determine the likelihood of malignancy in women with pelvic mass for whom surgery is planned. OVA1™ is a trademark of Vermillion Inc. Additional information about OVA1™ can be found on the Web at www.ova-1.com.

Forward-Looking Statement

Certain matters discussed in this press release contain forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions. These forward-looking statements are based on Vermillion’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Vermillion notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. There are no guarantees that Vermillion will succeed in its efforts to commercialize ovarian cancer or OVA1™ diagnostics products in 2010 or during any other period of time. Factors that could cause actual results to materially differ include but are not limited to: (1) uncertainty in obtaining intellectual property protection for inventions made by Vermillion; (2) unproven ability of Vermillion to develop, and commercialize diagnostic products based on findings from its disease association studies; (3) uncertainty as to whether Vermillion will be able to obtain any required regulatory approval of its future diagnostic products; (4) uncertainty of market acceptance of its OVA1™ diagnostic test or future diagnostic products, including the risk that its products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for its products from third party payers such as private insurance companies and government insurance plans; (5) uncertainty that Vermillion will successfully license or otherwise successfully partner with third parties to commercialize its products; (6) uncertainty whether the trading in Vermillion’s stock will become significantly less liquid; and (7) other factors that might be described from time to time in Vermillion’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of this report, and Vermillion expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Vermillion’s expectations or any change in events, conditions or circumstances on which any such statement is based, unless required by law. In addition, any financial information presented in this press release is unaudited and subject to adjustment following Vermillion’s internal review and quarterly processes as well as annual audit.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

SOURCE Vermillion, Inc.

Sue Carruthers

scarruthers@vermillion.com

Tel: 510 673 9006

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Share Amounts)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$28,583	$3,440
Short-term investments	465	—
Accounts receivable	164	—
Prepaid expenses and other current assets	545	454

Total current assets	29,757	3,894
Property and equipment, net	130	189
Long-term investments, at fair value	—	526
Other assets	11	—

Total assets	$29,898	$4,609

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,150	$2,227
Accrued liabilities	2,745	1,903
Accrued incentive plan with related parties	3,313	—
Debtor-in-possession loan with related party	—	400
Deferred revenue	1,315	—

Total current liabilities	9,523	4,530
Long-term debt owed to related party	7,000	10,000
Convertible senior notes	5,000	—
Warrant liability	1,284	5,659
Long-term deferred revenue	1,432	—
Liabilities subject to compromise	—	11,737
Other liabilities	363	—

Total liabilities	24,602	31,926
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at June 30, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized at June 30, 2010 and December 31, 2009; 10,322,411 and 7,918,705 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	10	8
Additional paid-in capital	297,149	252,196
Accumulated deficit	(291,759)	(279,475)
Accumulated other comprehensive loss	(104)	(46)

Total stockholders’ equity (deficit)	5,296	(27,317)

Total liabilities and stockholders’ equity	$29,898	$4,609

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue:
Product revenue	$45	$—	$45	$—
License revenue	299	—	372	—

Total revenue	344	—	417	—

Cost of sales:
Product	12	—	12	—

Total cost of sales	12	—	12	—

Gross margin	332	—	405	—

Operating expenses:
Research and development(1)	938	595	1,686	1,133
Sales and marketing(2)	533	1	726	413
General and administrative(3)	2,604	447	4,740	1,625

Total operating expenses	4,075	1,043	7,152	3,171

Loss from operations	(3,743)	(1,043)	(6,747)	(3,171)

Interest income	7	6	13	15
Interest expense	(115)	(459)	(258)	(941)
Change in fair value and gain from exercise of warrants, net	3,453	25	3,447	21
Reorganization items	(265)	(336)	(1,597)	(537)
Reorganization items - related party incentive plan	—	—	(6,932)	—
Debt conversion costs	—	—	(141)	—
Other income (expense), net	(35)	14	(69)	16

Loss before income taxes	(698)	(1,793)	(12,284)	(4,597)
Income tax expense	—	—	—	(11)

Net loss	$(698)	$(1,793)	$(12,284)	$(4,608)

Loss per share - basic and diluted	$(0.07)	$(0.28)	$(1.20)	$(0.72)

Weighted average common shares used to compute basic and diluted net loss per common share	10,303,199	6,383,916	10,217,928	6,383,916

Non-cash stock-based compensation expense included in operating expenses:
(1) Research and development	199	3	505	28
(2) Sales and marketing	18	—	25	10
(3) General and administrative	154	66	237	164